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INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-67393 of Mrs. Fields' Holding Company, Inc. of our report dated February 9, 1996, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
September 10, 1999